Exhibit 99.1

IMMEDIATE RELEASE:

                                           Contact: Evan Myrianthopoulos
                                                    Vice President of Finance
                                                    Discovery Laboratories, Inc.
                                                    215.340.4699 ext. 113

                                                    Brad Miles
                                                    President
                                                    BMC Communications Group
                                                    212.477.9007 ext. 17

      Discovery Laboratories Adds Mark S. Siegel to Its Board of Directors

DOYLESTOWN, Pa., May 1 /PRNewswire/ -- Discovery Laboratories, Inc. (Nasdaq:
DSCO), a development stage biotechnology company focused on critical care medicine with an emphasis on neonatology, today announced the appointment of Mark S. Siegel to its Board of Directors.

Mr. Siegel brings over 25 years of successful leadership experience to Discovery. Presently, Mr. Siegel is Chairman of the Boards of Directors of UTI Energy Corp. (Amex: UTI) and Variflex Inc. (Nasdaq: VFLX). Under the leadership of Mr. Siegel, UTI has experienced substantial growth in revenue, profits, and shareholders' equity and its market capitalization has increased from approximately $15 million to $1.40 billion. Recently, UTI announced its intention to merge with Patterson Energy, and when completed, Mr. Siegel will serve as the Chairman of the combined company, Patterson-UTI Energy, Inc.

Mr. Siegel is also President and founder of REMY Investors & Consultants, Inc., a California registered investment advisory and management firm ("REMY"). Prior to founding REMY in 1993, Mr. Siegel held several other executive positions, including serving as the President of Blockbuster Entertainment Corporation's Music Division and the Executive Vice President of Shamrock Holdings, Inc. Mr. Siegel graduated from Boalt Hall School of Law at the University of California, Berkeley; and earned his bachelor of arts degree from Colgate University where he graduated magna cum laude.

"Mark Siegel brings to Discovery a wealth of diverse financial and transactional business experience," said Robert J. Capetola, Ph.D., President and CEO of Discovery. "His extensive mergers and acquisition experience will play an integral role in helping us realize our strategy of acquiring other synergistic critical care products and technologies. In addition, his participation on Discovery's Board of Directors will add a wide business perspective that should be invaluable in allowing us to achieve our vision of becoming a fully integrated pharmaceutical company." In addition to his appointment to the Board of Directors of Discovery, Mr. Siegel and a group of affiliated investors, has, through a partnership managed by REMY, invested $1 million in Discovery in a private placement of 296,560 shares of common stock, par value $.001 per share, of Discovery ("Common Stock"). This financing was completed on April 27, 2001, "at market" with the price per share of the Discovery common stock issued in the transaction determined based on the average of the daily closing bid price for the five trading days immediately


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preceding April 27, 2001, which was equal to $3.37. The Company intends to use the proceeds of the offering for working capital and general corporate purposes. The REMY partnership is entitled to certain registration rights with respect to the resale of the shares of Common Stock issued in the offering. The shares of Common Stock have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of such Act.

Discovery is a Pennsylvania-based bio-pharmaceutical whose mission is to develop and commercialize medically novel therapeutics for critical care. Presently, Discovery has two clinical trials of Surfaxin(R) underway in the United States. Surfaxin(R) is the subject of a pivotal Phase 3 clinical trial in meconium aspiration syndrome (MAS) in full term newborns for which no approved drug treatment presently exists. In addition, the Company is involved in a Phase 2 clinical trial in acute respiratory distress syndrome (ARDS) in adults and is currently establishing a development strategy for its second product, SuperVent(TM), to treat certain inflammatory respiratory diseases such as chronic bronchitis. The Company has been awarded an Orphan Products Development Grant for MAS and has received Fast Track designation for Surfaxin(R) from the FDA for MAS and ARDS. The Company has previously been granted Orphan Drug Status for Surfaxin(R) from the FDA for MAS, idiopathic respiratory distress syndrome
(IRDS) in premature newborns, and ARDS. Surfaxin(R) was invented and initially developed at The Scripps Research Institute. More information about Discovery is available on the company's web site at: http://www.discoverylabs.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any shares of Common Stock. To the extent that statements in this press release are not strictly historical, including statements as to the Company's business strategy, outlook, objectives, plans intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's product development, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Among the factors which could affect the Company's actual results and could cause results to differ from those contained in the forward-looking statements contained herein are the risk that financial conditions may change, the risk that the Company will not be able to raise additional capital or enter into additional collaboration agreements, risks relating to the progress of the Company's research and development and the development of competing therapies and/or technologies by other companies. Those associated risks and others are further described in the Company's periodic filings with the Securities and Exchange Commission including the most recent reports on Form 10-KSB, 8-K and 10-QSB, and amendments thereto.

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